Exhibit 19.1

ALX ONCOLOGY HOLDINGS INC.

___________________

INSIDER TRADING POLICY

and

Guidelines with Respect to

Certain Transactions in Securities

___________________

(Adopted and approved June 25, 2020 and

effective as of the Company’s initial public offering, as amended on March 14, 2023)

TABLE OF CONTENTS

Page

INTRODUCTION	1
Legal prohibitions on insider trading	1
Detection and prosecution of insider trading	1
Penalties for violation of insider trading laws and this Policy	1
Compliance Officers	2
Reporting violations	2
Personal responsibility	2
PERSONS AND TRANSACTIONS COVERED BY THIS POLICY	4
Persons covered by this Policy	4
Types of transactions covered by this Policy	4
Responsibilities regarding the nonpublic information of other companies	4
Applicability of this Policy after your departure	4
MATERIAL NONPUBLIC INFORMATION	6
“Material” information	6
“Nonpublic” information	7
POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION	8
Confidentiality of nonpublic information	8
No trading on material nonpublic information	8
No disclosing material nonpublic information for the benefit of others	8
Obligation to disclose material nonpublic information to the Company	9
Responding to outside inquiries for information	9
TRADING BLACKOUT PERIODS	10
Quarterly blackout periods	10
Special blackout periods	10
Regulation BTR blackouts	11
No “safe harbors”	11
PRE-CLEARANCE OF TRADES	12
ADDITIONAL RESTRICTIONS AND GUIDANCE	13
Short sales	13
Derivative securities and hedging transactions	13
Using Company securities as collateral for loans	13
Holding Company securities in margin accounts	14
Placing open orders with brokers	14
LIMITED EXCEPTIONS	15
Transactions pursuant to a trading plan that complies with SEC rules	15
Receipt and vesting of stock options, restricted stock units, and restricted stock	15
Exercise of stock options for cash and tax withholding requirements	16
Purchases from the employee stock purchase plan	16
Certain 401(k) plan transactions	16
Stock splits, stock dividends and similar transactions	17

TABLE OF CONTENTS

(Continued)

Page

Estate planning	17
Other exceptions	17
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT	18
Obligations under Section 16	18
Notification requirements to facilitate Section 16 reporting	18
Personal responsibility	18
ADDITIONAL INFORMATION	19
Delivery of Policy	19
Amendments	19
Current Version of Policy	19

SCHEDULE I (Pre-Clearance Checklist)

SCHEDULE II (Requirements for Trading Plans)

SCHEDULE III (Guidelines for Preparing Trading Plans)

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INTRODUCTION

ALX Oncology Holdings Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), The Financial Industry Regulatory Authority (“FINRA”) and the stock exchanges use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

•
damages in a private lawsuit;
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disgorging any profits made or losses avoided;
•
imprisonment for up to 20 years;
•
criminal fines of up to $5 million for individuals and $25 million for entities;

•
civil fines of up to three times the profit gained or loss avoided;
•
a bar against serving as an officer or director of a public company; and
•
an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $1.425 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Compliance Officers

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Executive Officer or Chief Financial Officer of the Company (each, a “Compliance Officer” and collectively, the “Compliance Officers”). The Compliance Officers are generally responsible for the administration of this Policy. The Compliance Officers may select others to assist with the execution of his or her duties.

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible, or otherwise permitted by law. If you wish to remain anonymous, send a letter addressed to a Compliance Officer at ALX Oncology Holdings Inc., 323 Allerton Avenue, South San Francisco, California, 94080, or contact the whistleblower hotline, by online web portal at https://www.whistleblowerservices.com/ALXO or by phone at 833-976-2062. If a Compliance Officer is implicated in your report, then you should report it through the whistleblower hotline. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all.

The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all directors, officers, employees, consultants, contractors and advisors of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants, contractors and advisors of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, restricted stock units, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions. This Policy also applies to any disposition in the form of a gift of any securities of the Company and any distribution to holders of interests in an entity if the entity is subject to this Policy. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain decisions with respect to participation in benefit plans, and any offer to engage in the foregoing transactions. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company. Regardless of whether you are employed or affiliated with the Company, if you are aware of material nonpublic information, you will be subject to the insider trading laws and you may not trade in ALX Oncology Holdings’ securities or in the securities from which you have obtained material nonpublic information in the course of performing services for ALX Oncology Holdings until after that information has become public or is no longer material. There are no exceptions based on personal circumstances.

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

•
Clinical trial results;
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Significant developments in research and development or relating to intellectual property;
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Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•
Restatements of financial results, or material impairments, write-offs or restructurings;
•
Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
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Significant changes in business plans or budgets;
•
Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•
Impending bankruptcy or financial liquidity problems;
•
Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
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Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•
Significant legal or regulatory developments, whether actual or threatened;
•
Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•
Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;
•
Major personnel changes, such as changes in senior management or layoffs;

•
Data breaches or other cybersecurity events;
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Updates regarding any prior material disclosure that has materially changed; and
•
The existence of a special blackout period.

If you have any questions as to whether information should be considered “material”, you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until the start of the second full trading day after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to a Compliance Officer.

The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering into an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with consultants, contractors and advisors of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with a Compliance Officer.

All directors, officers, employees, consultants, contractors and advisors of the Company are required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, or in the case of consultants, contractors and advisors, an agreement that has substantially similar terms.

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

Obligation to disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to a Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Board of Directors, before any transaction is permissible.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer or the Company’s Head of Investor Relations, if any. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers and those employees, consultants, contractors and advisors identified by the Company, must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin at the end of the trading day on the tenth trading day of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for the previous fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods will be informed by a Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officers (the “Covered Persons List”). From time to time, the Company may revise the Covered Persons List.

Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees, consultants, contractors and advisors from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing material clinical data results or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by a Compliance Officer, and should not disclose to others the fact of such suspension of trading.

Regulation BTR blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers and any other persons identified on the Covered Persons List of this Policy as being subject to pre-clearance requirements must obtain pre-clearance prior to engaging in any transaction involving the Company’s securities. This is done by submitting a pre-clearance request on the form provided by a Compliance Officer to a Compliance Officer and obtaining the required signature from a Compliance Officer prior to the desired transaction date. The Compliance Officer should use the Pre-Clearance Checklist (see Schedule I) before signing a pre-clearance request. A Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre‑cleared the transaction or, in the case the Compliance Officer engaging in the transaction is the Chief Executive Officer, another Compliance Officer has pre-cleared the transaction. All trades must be executed within one week of any pre-clearance.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre‑clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.

A Compliance Officer is under no obligation to approve a transaction submitted for pre‑clearance, and may determine not to permit the transaction.

From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and a Compliance Officer may update and revise the Covered Persons List as appropriate.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are also subject to this prohibition; provided, however, as described in the “Limited Exceptions” section of this Policy, you are not prohibited from exercising any stock options issued under any of the Company’s benefit plans or other compensatory arrangements in accordance with the terms of such plans or arrangements.

Transactions in derivative securities may reflect a short‑term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short‑term performance at the expense of the Company’s long‑term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws. “Guidelines for Preparing Trading Plans” are set forth in Schedule III.

Using Company securities as collateral for loans

You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Holding Company securities in margin accounts

You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. If you are subject to the blackout window, open orders should be canceled prior to entering a blackout window, as this may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5‑1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5‑1, (ii) complies with the “Requirements for Trading Plans” set forth in Schedule II and (iii) is approved by a Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre‑clearance procedures or blackout periods established under this Policy. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan. In approving a trading plan, a Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5‑1. You should therefore confer with a Compliance Officer prior to entering into any trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5‑1 and ensuring that the trading plan complies with this Policy.

Trading plans must be filed with a Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5‑1 and any other criteria established by the Company. The Company may publicly disclose information regarding trading plans that you may enter.

Receipt and vesting of stock options, restricted stock units, and restricted stock

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock units, restricted stock or other equity compensation awards issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company in accordance with applicable plans and agreements; however, this exception does not apply to any market activity associated with such securities.

Exercise of stock options for cash and tax withholding requirements

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. However, the trading restrictions under this Policy do apply to market activity associated with the exercise of stock options under the Company’s stock option plans, such as (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

The trading restrictions under this Policy do not apply to net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as the individual elects, if permitted by the Company, so long as that election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information. Likewise, the trading restrictions under this Policy do not apply to sell to cover transactions where shares are sold on an individual’s behalf upon vesting of equity awards sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as the individual elects, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information; however, this exception does not apply to any other sale of such securities.

Purchases from the employee stock purchase plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

Certain 401(k) plan transactions

The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (ii) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (iii) move balances into or out of a Company stock fund, (iv) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (v) pre‑pay a plan loan if the pre‑payment will result in the allocation of loan proceeds to a Company stock fund.

Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

Estate planning

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to a Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.

Other exceptions

Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16

All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934, and related rules and regulations, which set forth (i) reporting obligations, (ii) limitations on “short‑swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and (iii) limitations on short sales. The Company has provided, or will provide, memoranda and other materials addressing these matters.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, officers, employees, consultants, contractors and advisors of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee, consultant, contractor and advisor of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

Current Version of Policy

A copy of the Company’s current policies regarding insider trading may be obtained by contacting a Compliance Officer.

* * *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I

ALX Oncology Holdings INC.

INSIDER TRADING POLICY — PRE‑CLEARANCE CHECKLIST

☐	No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
☐	No pension fund blackout under Regulation BTR.* There is no pension fund blackout period in effect.
☐	No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
☐	Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐	Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
☐	Rule 144 compliance.
☐ The “current public information” requirement has been met (i.e., all 10‑Ks, 10‑Qs and other relevant reports during the last 12 months have been filed);
☐ The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐

Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;

☐ The manner of sale requirements will be met (a “broker’s transaction” or directly with a market maker or a “riskless principal transaction”); and
☐ A Form 144 has been completed and will be timely filed with the SEC.
☐

Rule 10b‑5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with a Compliance Officer any information known to the individual or a Compliance Officer that the individual believes may be material.

* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.

SCHEDULE II

ALX ONCOLOGY HOLDINGS INC.

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (i) the prohibitions in the Company’s Policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5‑1 and must meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan. The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.
2.
The trading plan must be adopted at a time when:
•
the person adopting the trading plan is not aware of any material nonpublic information; and
•
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.
The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
•
is not aware of material nonpublic information about the securities or the Company; and
•
is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect. Subject to Section 8, an individual may conduct transactions with respect to securities not subject to a trading plan.
6.
The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) may not occur until after the expiration of a cooling-off period consisting of the later of (i) 90 calendar days after the adoption of the trading plan and (ii) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after the adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company)

may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan.
7.
The trading plan must have a minimum term of six months (starting from date of adoption of the trading plan).
8.
All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the Company’s Policy and bona fide gifts) must be conducted through the trading plan.
9.
Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.
Within six months preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.
11.
A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.
The Company must be promptly notified of any Modification or termination of the trading plan and any suspension of trading under the trading plan.
14.
The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
•
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
•
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
•
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.
All transactions under the trading plan must be in accordance with applicable law.
17.
The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.

18.
Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Pre-effective Plans”). If the person undertakes a Modification of a Pre-effective Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.

SCHEDULE III

ALX ONCOLOGY HOLDINGS INC.

GUIDELINES FOR PREPARING TRADING PLANS

Please consider the following important guidelines in connection with preparing a trading plan. These guidelines should not serve as a substitute for obtaining professional advice and assistance in connection with preparing a plan.

Learn the rules applicable to trading plans

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5‑1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction(s), (ii) specify an objective method for determining the amount, price and date of the transaction(s) and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction(s) in another person who is not, at the time of any transaction, aware of material nonpublic information.

The discussion above provides only a summary of the relevant rules. You are responsible for understanding the rules applicable to trading plans and ensuring that your trading plan complies with the requirements of Rule 10b5‑1.

Hire legal and other advisors to assist in preparing the plan

You should hire your own advisors, including your own legal counsel, in connection with adopting a trading plan. Neither the company nor its legal counsel assumes responsibility for determining whether your trading plan complies with Rule 10b5‑1.

Assess whether a trading plan is suitable for you

Trading plans may not be appropriate for many people. You should therefore carefully consider whether it is advisable for you to adopt a trading plan.

There are several potential benefits to adopting a trading plan:

•
Affirmative defense to insider trading actions by the SEC. Trading plans enable insiders to obtain liquidity and portfolio diversification while limiting exposure to insider trading liability. Trades pursuant to a compliant trading plan are subject to an affirmative defense in actions by the SEC. Trading pursuant to trading plans may also help to limit the company’s exposure to liability under securities laws.
•
More trading opportunities. Trades under a company-approved Rule 10b5‑1 trading plan are not subject to the blackout restrictions and pre-clearance requirements in the company’s insider trading policy.

•
Reduced adverse perceptions. Sales pursuant to a trading plan may be better received by investors and the media. Open market sales by corporate insiders may attract unwanted attention due to the perception of many investors that such sales may reflect a lack of confidence in the company. These trades may come under even more scrutiny if they are concentrated during the relatively brief trading windows mandated by the company’s insider trading policy. With appropriate disclosure, trading pursuant to a plan may help to limit the perception that the trades were based on undisclosed information. Moreover, since trades under company-approved trading plans are not subject to the company’s trading blackout periods, trading plans may enable insiders to make smaller, periodic trades, which may attract less public attention.
•
Administrative benefits. Use of a plan may enable you to reduce the time spent on executing trades (including obtaining any required pre-clearance of trades) and managing your portfolio of company stock.

Before adopting a trading plan, however, you should assess the risks and limitations of trading plans, including the following:

•
Reduced flexibility. Use of a trading plan requires you to plan your trades and finances in advance. The company requires that, during the duration of a plan, all trades be conducted through the plan. Sales outside of a plan are not subject to the affirmative defense, and may create a presumption that other sales under the plan were not made pursuant to a bona fide plan. Careful advanced planning is also critical because deviation from or cancellation of an established trading plan (e.g., to account for changes in market condition or personal finances) may jeopardize the availability of the affirmative defense. Plans are therefore advisable for only those individuals who are able to bear significant risk on their stock.
•
Exposure to private claims. Rule 10b5‑1 provides an affirmative defense to federal insider trading liability, but does not apply to private securities class action lawsuits.
•
Affirmative defense must be proved. An insider that trades based on a trading plan will have the burden of proving that the trading plan satisfies the requirements set forth in Rule 10b5‑1. Moreover, a trading plan will not necessarily prevent someone from bringing a lawsuit and will not necessarily avoid adverse media coverage.
•
Time required to prepare a plan. The preparation of a trading plan requires careful attention to ensure compliance with Rule 10b5‑1 and any company-imposed requirements.

•
SEC concerns over potential abuse of trading plans. The SEC may give trading plans a skeptical reading given concerns over the potential abuse of trading plans by insiders.

Allocate sufficient time to prepare a plan

The process of preparing a plan and the related documentation may take some time, and you should plan accordingly.

Ensure that the trading plan complies with all applicable law

In preparing a plan, your primary objective should be to ensure that all elements of the Rule 10b5‑1 trading plan defense are adequately addressed.

You should also be sure that the trading plan complies with other applicable law. For example:

•
You should consider any Rule 144 volume limitations when devising trading instructions or formulas.
•
You should consider any burdens created by Rule 144 and Section 16 filing requirements when devising trading instructions or formulas.
•
In developing trading instructions or formulas, you should account for potential “short-swing” trading liability under Section 16(b).

Ensure that the trading plan complies with company-imposed requirements

You should ensure that the trading plan complies with any company-imposed requirements, which may be in addition to the requirements under Rule 10b5‑1. Please contact a Compliance Officer under the insider trading policy for further information.

Develop trading instructions

Rule 10b5‑1 allows significant flexibility in designing trading instructions or formulas. For example, you can:

•
construct a matrix with different sale amounts at different price targets;
•
base trading decisions on the performance of the company’s stock against various market or industry indices, price gaps or personal financial milestones;
•
tie transactions to independent events, such as the timing of tuition or mortgage payments or other financial obligations;
•
prioritize the sale (or exercise and sale) of particular securities based on factors such as tax treatment, tax basis, expiration dates and exercise prices; and
•
establish a trading plan for a single transaction.

Various types of transactions may be structured to fit the affirmative defense under Rule 10b5‑1. For example, a trading plan can cover pre-scheduled stock option exercises and sales. This may be helpful in avoiding a situation where a blackout period may effectively block exercise of an in-the-money option that is about to expire because a same-day sale is necessary to fund payment of the exercise price and/or taxes. If properly structured, employee stock purchase plan transactions and 401(k) plan transactions can also qualify for the affirmative defense.

You may find it helpful to discuss trading strategies with a broker or another market professional prior to adopting a trading plan, particularly if the trading plan covers large amounts of stock.

You should also carefully consider the guidance below when designing trading instructions or formulas.

Avoid unnecessarily complicated instructions

You should be careful to avoid unnecessarily complicated instructions or formulas. Complicated instructions or formulas may result in mistakes in execution by the person administering the plan (e.g., due to a misunderstanding or misapplication of an instruction or formula or the failure to complete a calculation in time to exploit a market opportunity). In addition, while an elaborate trading plan may reduce the inference of insider trading in some instances, elaborate trading plans may look suspicious in other instances.

In general, instructions and formulas should be carefully and explicitly drafted to avoid potential misunderstandings. You should try to provide as much detail as possible to facilitate the proper execution of the trading plan. For example, if you have shares in more than one brokerage account, the plan should specify which shares are subject to the plan. Likewise, if you possess several series of options, the plan should specify which options to exercise. It may also be helpful to include examples of different scenarios in the instructions, and/or to review the trading instructions in advance with the person administering the plan, to help ensure that you are in agreement as to how the instructions or formulas are to operate. If you plan to adopt particularly complicated instructions, you may want to consider hiring a money manager to assist in implementing your plan.

Exercise caution when adopting plans based on specific prices, floors or ceilings

Although Rule 10b5‑1(c) permits plans based on “the market price on a particular date or a limit price, or a particular dollar price”, you should be careful when adopting plans that contain instructions that set specific prices, floors or ceilings (e.g., limit orders or stop orders). These types of plans are riskier than plans that set specific numbers of shares to be sold, since it may be inferred from price-based instructions that, for example, you had a motive to inflate stock prices or had knowledge of events that would change prices. In addition, these types of plans may produce an irregular pattern of trades instead of a more regular trading pattern (which is more defensible). You may want to give some consideration, however, to including floors to avoid sales at prices that are unacceptably low (or to avoid a subsequent modification or termination of the trading plan to avoid such sales).

If you intend to adopt a plan with specific prices, floors or ceilings, you should consider carefully the prices at which trades are to be executed. A plan with specific prices, floors or ceilings may result in periods of no stock sales, which may run counter to the reasons for adopting a plan (i.e., cash flow and portfolio diversification). If your price targets are high relative to then existing prices, you may want to wait on establishing a trading plan until the targets are more likely reachable. By delaying the adoption of a plan in that instance, you may be able to avoid risks associated with any subsequent modification or termination of an ineffective plan.

Consider the expected magnitude and timing of trades under the trading plan relative to the adoption of the plan

When preparing a trading plan, you should give some consideration as to the expected timing and magnitude of trades relative to the adoption of the trading plan. Significant trading activity that occurs shortly after adoption of the plan may raise suspicion as to whether the trades were based on material nonpublic information.

Consider whether expected trades under the trading plan will coincide with significant future announcements or developments

When preparing a trading plan, you should give some consideration as to whether trades are expected to occur during quarterly trading blackout periods established under the company’s insider trading policy (or around the time other significant announcements or developments involving the company are expected). Even though transactions executed in accordance with a properly designed trading plan are subject to an affirmative defense against insider trading claims (and are exempt from trading blackout periods under the company’s insider trading policy), the investing public and media may not understand the nuances of trading pursuant to a trading plan. Trades that occur at times shortly before a company announces material news may therefore result in negative publicity for you and the company. In addition, trades that occur in the same general time frame as a significant announcement may raise questions as to whether the timing of the announcement was manipulated to your benefit. If you are generally indifferent as to the specific timing of a trade, you should try to avoid having trades occur, for example, before quarterly earnings announcements. An even more conservative approach would involve avoiding trades during the month of the company’s earnings release.

Consider the expected magnitude and frequency of trades under the plan generally

When preparing a trading plan, you should give some consideration generally to the expected magnitude and frequency of trades under the plan. Spreading out trades may decrease exposure to insider trading claims. A regular pattern of small sales helps to limit any inference that you sought to exploit material nonpublic information in developing your trading plan. A regular pattern of small sales may also help to negate any argument that the plan was not entered in good faith or that the plan was part of a scheme to evade the prohibitions of Rule 10b5‑1. In contrast, occasional high-volume sales may send a negative signal to the investment community and, if any of those sales turn out to precede bad news, may attract attention from the SEC and private securities class action plaintiffs. Plans that involve a regular pattern of small sales may also be easier to administer. You should note, however, that frequent trades may give rise to significant Section 16 reporting obligations, to the extent applicable.

You may want to limit the portion of your holdings that are subject to the trading plan to limit your overall exposure to situations where your trading instructions or formulas may not account for unexpected market changes. You may also want to cap or otherwise limit the amount of potential sales for a particular period (e.g., week, month, quarter) to decrease the risk of unintended large sales (particularly if the trading plan provides for cumulative sales in the event of shortfalls).

Determine an appropriate duration for the trading plan

Although Rule 10b5‑1 does not prescribe any limits on the duration of trading plans, it is advisable to have trading plans terminate after a certain period. Requiring that trading plans have a set term will force you to re-evaluate your trading instructions periodically, and allows you to change your trading instructions (in conjunction with adopting a new plan upon the scheduled expiration of the existing plan) without raising any suspicions about the timing of those changes. It also allows you an opportunity to revert from a trading plan to normal, discretionary trading without raising questions about the timing of that switch.

While it is important that you comply with company-imposed requirements as to the minimum duration for trading plans, you should also generally try to avoid adopting a plan that has an unnecessarily long duration. The longer the duration, the greater the risk that circumstances may change such that you will have an incentive to modify or terminate the plan. The modification or early termination of a plan may create an implication that prior transactions under the plan were not in fact pursuant to a bona fide plan. In addition, subsequent trading will not be considered as pursuant to the trading plan.

Accommodate for unexpected events that may warrant temporary suspension of trading under the plan

In preparing a plan, you should make allowances for unforeseen events that may warrant automatic suspension of transactions under the plan (e.g., a proxy contest, tender offer, merger, etc.). In particular, you should note that in the context of tender offers, you may be subject to liability under Exchange Act Rule 14e‑3 for transactions under a plan.

If the plan provides for purchases of securities, you should also consider whether it is appropriate to suspend trades in connection with securities offerings by the company to avoid potential liability under Regulation M requirements.

Account for the potential need to modify or terminate the plan

While modifications are discouraged, there may be situations in which market volatility fundamentally alters the conditions under which you adopted the trading plan. To anticipate this possibility, it is advisable that a trading plan include formal provisions for its modification, subject to any company-imposed requirements with respect to the modification of plans. Modifications can then be made in a planned and limited manner, which may be helpful in defending against claims that modification of the trading plan undermines the good faith nature of the existing plan.

Similarly, it may be helpful to include a provision in the plan that permits you to terminate the plan. Although such a provision may not shield you from questions of bad faith in connection with terminating a plan, you would at least avoid having to defend why you acted in a manner that was inconsistent with the express terms of the plan. You may also want your trading plan to provide for automatic termination upon certain changes in personal circumstances such as death, bankruptcy or insolvency or divorce.

You should be careful to restrict those circumstances in which the trading plan may be terminated without your consent. You may be subject to some hardship, for example, if the person administering the plan terminated your trading plan at a time when you possessed material nonpublic information. In that case, you would be prohibited from trading until you no longer possessed material nonpublic information (and possibly longer if, for example, the plan was terminated during a trading blackout period).

Avoid modifying the trading plan

You should try to avoid modifying the trading plan. Rule 10b5‑1 requires that, to be covered by the affirmative defense, a transaction must occur pursuant to a trading plan. This requirement will not be satisfied if you alter or deviate from the trading plan (whether by changing the amount, price or timing of a purchase or sale) or if you enter into or alter a corresponding or hedging transaction or position with respect to transactions under the plan. In addition, modification of a trading plan brings into question whether the trading plan was entered in good faith and whether any prior transactions under the trading plan were in fact made pursuant to a plan for purposes of the requirements of Rule 10b5‑1. Deviation from the trading plan also suggests that you may be modifying trading behavior to take advantage of material nonpublic information.

Although deviations will not be considered part of the existing trading plan for purposes of the affirmative defense, it is possible for a person acting in good faith to modify a trading plan at a time when the person is not aware of material nonpublic information. In such a situation, a purchase or sale that complies with the modified trading plan will be deemed to have been made pursuant to a new trading plan. You should note, however, that you will need to comply with company-imposed restrictions with respect to any modification of trading plans.

Consider having an independent party administer the trading plan

Having an independent party administer the trading plan may help to limit your exposure to potential liability for trades under the plan. Even if your trading plan is based on specific instructions or a specific formula, there is often some discretion in effecting trades under a plan (e.g., in deciding the specific time during a given trading day when orders will be entered) for which it may be appropriate to involve an independent decision maker.

In general, when selecting someone to administer your trading plan, you should consider whether that person has a relationship with you or the company that could undermine the affirmative defense in the event of litigation. Consequently, it may be helpful to select a person with whom only a professional, arm’s-length relationship exists. You should, however, try to avoid using the person that regularly executes trades in your securities. Because you may be in frequent contact with that person, there is an increased likelihood that he or she may be in possession of material nonpublic information concerning the company when exercising discretionary authority under the plan (which is prohibited by Rule 10b5‑1). You should also exercise caution if you are considering using a broker that is directly or indirectly affiliated with the company. If a broker works for a firm that is also the company’s investment banker, for example, there is a significant risk that the firm may have inside information concerning the company that may be imputed to the broker.

One possible approach is to have a separate department within a brokerage firm administer the plan. Many brokerage firms have a special trading desk dedicated to administering trading plans and have implemented related ethical wall procedures. A dedicated department in a brokerage firm may have more experience following complex instructions, will be more knowledgeable about the parameters of Rule 10b5‑1 and will be less likely to be subject to influence by you.

If you rely on someone to administer the trading plan, implement procedures to ensure their independence

To help ensure that the person administering your plan is independent, your trading plan could specify that (i) you and the person administering the plan will only communicate in writing (thereby documenting all communications in case of future SEC inquiry), (ii) you will not communicate any information concerning the company or its securities to the person administering the plan and (iii) if you are using a broker, there must be ethical wall procedures to restrict communications within the brokerage firm regarding the company and your trades. To further address concerns as to the availability of the affirmative defense, it may be helpful to include a provision in your agreement with the third party that provides for the suspension or termination of trading authority if the third party becomes aware of material nonpublic information.

Protect your rights when working with brokers or other third parties

When working with a broker or another third party in connection with a trading plan, you will typically be expected to enter into some sort of agreement with that person. Brokers, for example, will often have a standard form of stock sale agreement for purposes of implementing trading plans. Your trading instructions would typically be included as a section of the stock sale agreement or attached to the stock sale agreement as an exhibit.

While brokers will often request that you use their form of agreement, brokers will generally be amenable to the use of an alternative form or to revisions to their standard forms. Trading plans are for your benefit, and you should be proactive in defining the terms of the trading plan to ensure that your interests are adequately met. In particular, while you should consider recommendations and advice from the broker as to the trading plan generally, there should be no negotiation over the trading instructions.

It is strongly advised that you have an attorney review any proposed form of trading plan for compliance with Rule 10b5‑1 as well as to protect your legal rights generally. You should expect that third parties will request certain rights and protections (such as indemnification) that may be to your potential detriment.

Provide the person administering the trading plan with some flexibility in executing orders

If a third party is administering the plan, you should try to provide that person with some flexibility in executing orders. Otherwise, trades may not occur as planned. Factors such as insufficient trading volume and market volatility may prevent trades from being executed as planned, particularly if the trading plan includes strict instructions with respect to the timing of transactions or provides for block purchases or sales. You should also consider how to handle any shortfalls that may occur if the person administering the plan is unable or otherwise fails to effect all transactions specified in the plan.

Consider delegating the precise timing of trades to a third party

Where appropriate, to minimize the risk of allegations that you (i) selected the precise timing of trades based on your knowledge of material nonpublic information or (ii) affected the timing of disclosure to manipulate the stock price to your benefit, you should consider delegating discretion regarding the exact timing of trades, within a specified period (e.g., five trading days), to a stockbroker or other third party administering the plan. This may also be beneficial since that other person may be able to maximize proceeds from sales by taking into account publicly available information and general market trend information when determining the precise timing of trades. In contrast, the use of a pre-designated date and/or time may lock you into a trade at an inopportune time (e.g., when prices are unusually low).